UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, on June 17, 2011, N.V. “Tiger” Tyagarajan became President, Chief Executive Officer and a member of the board of directors of Genpact Limited (the “Company”), succeeding Pramod Bhasin in such positions following Mr. Bhasin's resignation.  Also effective June 17, 2011, Mr. Bhasin is now Genpact's Non-Executive Vice Chairman.  In connection with these changes, Genpact entered into the employment agreements with these executives as described more fully below.

Employment Agreement with Mr. V. N. Tyagarajan.  On June 15, 2011, the Company entered into an employment agreement (the “CEO Agreement”) with Mr. V. N. Tyagarajan in connection with his previously announced appointment as President and Chief Executive Officer of the Company effective June 17, 2011.  The CEO Agreement supersedes and replaces the letter agreement between predecessor entities to the Company and Mr. Tyagarajan dated as of February 7, 2005.

Pursuant to the terms of the CEO Agreement, Mr. Tyagarajan will receive a base salary of $600,000 per year, which will be reviewed periodically and may be increased at the sole discretion of the compensation committee of the board of directors of the Company.  Mr. Tyagarajan is eligible to receive an annual bonus based on a calendar year performance plan established by the board of directors.  The target annual bonus is 125% of his base salary. Concurrent with the execution of the CEO Agreement, Mr. Tyagarajan received the following equity grants under the Company's 2007 Omnibus Incentive Compensation Plan:

Option Grant

Mr. Tyagarajan has received an option grant to acquire 250,000 common shares with an exercise price of $15.34 per share.  The option will vest in 4 equal successive annual installments upon completion of each year of service over the 4-year period measured from June 17, 2011.  The option will vest in full upon a change in control of the Company (as defined in the 2007 Omnibus Incentive Compensation Plan).  Upon Mr. Tyagarajan’s termination of employment by reason of death or disability, the option will vest with respect to the number of shares which would have become vested had he remained employed for an additional 12 months following termination.  In the event of termination of Mr. Tyagarajan’s employment by the Company without cause or by Mr. Tyagarajan for good reason (as such terms are defined in the CEO Agreement), the option will become vested as to that number of additional shares that would have vested (A) in the case of any such termination on or prior to June 16, 2013, had he remained employed for an additional 24 months following such termination or (B) in the case of any such termination on or after June 17, 2013, had he remained employed for an additional 12 months following such termination.

RSU Grant

Mr. Tyagarajan has received a restricted share units grant covering 200,000 common shares (“RSUs”).  The RSUs will vest in 4 equal successive annual installments upon completion of each year of service over the 4-year period measured from the grant date.  The RSUs will vest in full upon a change in control of the Company or upon Mr. Tyagarajan’s termination of employment by reason of death or disability, by the Company without cause or by Mr. Tyagarajan for good reason.

Performance Shares Grant

Mr. Tyagarajan has received a performance shares grant covering a target number of 100,000 common shares which will convert into actual common shares of the Company based on the Company’s attainment of certain performance goals measured over the performance period beginning April 1, 2011 and ending December 31, 2013.  The actual number of common shares of the Company into which the target performance shares may convert will be calculated by multiplying the number of target performance shares by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following two performance criteria:  (a) the Company’s revenue growth and (b) the Company’s adjusted income from operations growth during that performance period.  For each goal, there are three designated levels of attainment, as reflected in the table below.  Mr. Tyagarajan’s performance shares award is based on the same performance targets and vesting schedule as the March 2011 awards to the Company’s other executive officers.  If performance for either metric is below the threshold, no payout will occur.

Performance Level	Average Organic Revenue Growth	Average Organic Adjusted Income from Operations Growth
Outstanding	17%	16%
Target	12.5%	12.5%
Threshold	8%	7%

Subject to certain exceptions for involuntary terminations, Mr. Tyagarajan must continue his service through December 31, 2013 in order to receive any common shares under the performance shares award.  In the event of a change in control during the performance period or termination of Mr. Tyagarajan’s employment by reason of death or disability, the award will convert into a right to receive common shares representing 100% of the target performance shares without regard to performance.  In the event of his termination without cause or for good reason, the award will remain outstanding and entitle Mr. Tyagarajan to receive a number of shares based upon the level of achievement of the performance goals following the end of the performance period (but without regard to continued employment or service).

Pursuant to the CEO Agreement, Mr. Tyagarajan is also entitled to receive performance shares awards covering 100,000 target shares in each of 2012 and 2013 which will vest and convert into common shares based on performance metrics established by the compensation committee for such years.  These additional performance awards will be subject to the same accelerated and continued vesting as set forth above with respect to the 2011 performance shares award.

If Mr. Tyagarajan is terminated without cause or if he leaves for good reason, then Mr. Tyagarajan will receive severance benefits that consist of (a) a cash lump-sum payment equal to 2 times his then current base salary and 2 times his annual bonus for the year preceding the year of termination and (b) reimbursement of the cost of acquiring health benefits for up to 24 months following termination.  Payment of the severance benefits is conditioned on Mr. Tyagarajan’s execution of a general release of all claims.  In addition, the equity awards granted under the CEO Agreement will accelerate or continue to vest as described above.

The CEO Agreement also includes various covenants prohibiting Mr. Tyagarajan’s disclosure of confidential information, disparagement of the Company, solicitation of clients and employees and engagement in competitive activities.

Amended and Restated Agreement with Mr. Pramod Bhasin.  On June 16, 2011, the Company entered into an amended and restated employment agreement (the “Bhasin Agreement”) with Pramod Bhasin in connection with his previously announced resignation as President and Chief Executive Officer and his appointment as the Non-Executive Vice Chairman of the Company.  The Bhasin Agreement amends and restates Mr. Bhasin’s prior employment agreement dated as of July 26, 2005, as amended on December 24, 2007, December 30, 2008 and August 13, 2010 and reflects an adjustment of his compensation and severance benefits to reflect his new role.

Pursuant to the term of the Bhasin Agreement, effective June 17, 2011 Mr. Bhasin will devote approximately 25% of his time in his position as Non-Executive Vice Chairman.  Mr. Bhasin will receive an annual base salary of $250,000, which will be reviewed periodically and may be increased at the sole discretion of the compensation committee of the board of directors.  Mr. Bhasin is eligible to receive an annual bonus based on a calendar year performance plan established by the board of directors.  The target annual bonus is generally 100% of his base salary.

If Mr. Bhasin is terminated without cause or if he leaves for good reason (as such terms are defined in the Bhasin Agreement), then Mr. Bhasin will receive severance benefits that consist of (a) a cash lump-sum payment equal to his then current base salary and annual bonus for the year preceding the year of termination and (b) reimbursement of the cost of acquiring health benefits for up to 24 months following termination.  In addition, if such termination occurs on or prior to December 31, 2012, the option granted to Mr. Bhasin on May 29, 2007 to purchase 723,000 shares will accelerate in full.

All of the other terms and provisions that were in effect under Mr. Bhasin’s employment agreement immediately prior to June 17, 2011 remain substantially unchanged.

The foregoing summaries are qualified in their entirety by the full texts of the CEO Agreement and the Bhasin Agreement, which are filed herewith as Exhibits 10.1, and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.
Exhibit 10.1                      Employment Agreement of V. N. Tyagarajan, dated June 15, 2011
Exhibit 10.2                      Amended and Restated Employment Agreement of Pramod Bhasin, dated June 16, 2011

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: June 17, 2011	By:	/s/ Heather D. White
	Name:	Heather D. White
	Title:	Vice President
and Senior Legal Counsel

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement of V. N. Tyagarajan, dated June 15, 2011.
10.2	Amended and Restated Employment Agreement of Pramod Bhasin, dated June 16, 2011.